Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company.

JURISDICTION OF ORGANIZATION
McKesson US Finance Corporation	United States
McKesson UK Finance I Limited	United Kingdom
McKesson UK Finance II Limited	United Kingdom
McKesson Global Procurement & Sourcing Limited	United Kingdom
Celesio Holdings Deutschland GmbH & Co. KGaA	Germany
Celesio AG	Germany
CGSF Funding Corporation	United States
McKesson Financial Holdings (IP3)	Ireland
McKesson Canada	Canada